UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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DEL FRISCO’S RESTAURANT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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DEL FRISCO’S RESTAURANT GROUP, INC.

930 S. Kimball Avenue, Suite 100

Southlake, Texas 76092

April 1, 2014

To Our Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Del Frisco’s Restaurant Group, Inc. The Annual Meeting will be held on Wednesday, May 14, 2014, at 9:00 a.m., local time, at the Del Frisco’s Grille located at 1200 E. Southlake Blvd., Southlake, Texas 76092.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2014 Annual Meeting of Stockholders and Proxy Statement.

In addition to the Proxy Statement you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2013, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2013 Annual Report on Form 10-K on the Company’s website at www.dfrg.com.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date, and return the accompanying proxy card or voting instruction card. See “About the Annual Meeting — How Do I Vote by Proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Mark S. Mednansky

Chief Executive Officer

DEL FRISCO’S RESTAURANT GROUP, INC.

930 S. Kimball Avenue, Suite 100

Southlake, Texas 76092

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be Held on May 14, 2014

The Proxy Statement and accompanying Annual Report to Stockholders are available at investor.dfrg.com/annuals.cfm

TIME AND DATE	9:00 a.m., local time, on Wednesday, May 14, 2014

LOCATION	Del Frisco’s Grille 1200 E. Southlake Blvd. Southlake, Texas 76092

ITEMS OF BUSINESS	1. To elect the two directors named in the Proxy Statement to hold office until the 2017 annual meeting;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 30, 2014; and

3. To act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The stockholders of record at the close of business on March 31, 2014, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

DEL FRISCO’S RESTAURANT GROUP, INC.

930 S. Kimball Avenue, Suite 100

Southlake, Texas 76092

PROXY STATEMENT

We are providing these proxy materials in connection with the 2014 Annual Meeting of Stockholders of Del Frisco’s Restaurant Group, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2013 Annual Report on Form 10-K were first mailed to stockholders on or about April 4, 2014. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to “Del Frisco’s Restaurant Group,” “our company,” “the Company,” “us,” “we” and “our” refer to Del Frisco’s Restaurant Group, Inc. and its consolidated subsidiaries.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2014 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the two directors named in the Proxy Statement to hold office until the 2017 annual meeting;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 30, 2014; and

3.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of David B. Barr and William Lamar Jr. as directors; and

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 30, 2014.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set March 31, 2014 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

Who is entitled to attend the Annual Meeting?

Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 23,629,642 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person or a proxy card or voting instruction card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters, and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposal?

Directors are elected by a plurality of the votes cast. This means that the two individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated Mark S. Mednansky and Thomas J. Pennison, Jr. as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. It is therefore important that you provide instructions to your broker if your shares are held by a broker or other nominee so that your shares will be counted in the election of directors.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, brokers do not have the discretion to vote on the uncontested election of directors.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect two directors to serve on the Board of Directors. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than three nor more than 13 directors with the exact number to be determined from time to time by resolution adopted by the Board of Directors. The Board currently consists of five directors. The Company’s Certificate of Incorporation divides the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes II, III and I presently end at the annual meetings in 2014, 2015 and 2016, respectively. Currently Class II has two directors, Class III has three directors and Class I has no directors. The Nominating and Corporate Governance Committee is currently in the process of identifying additional qualified director candidates to join our Board of Directors. We expect any such additions would be appointed as Class I directors.

The Board of Directors has nominated David B. Barr and William Lamar, Jr. for election as Class II directors for three-year terms expiring at the 2017 annual meeting. When elected, a director serves until his or her successor has been duly elected and qualified or until such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the two nominees recommended by the Board of Directors unless you choose to abstain or vote against either of the nominees. The Company did not receive any stockholder nominations for director.

If either nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director. Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience and other pertinent information.

Directors are elected by a plurality of the votes cast. This means that the two nominees who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends that you vote FOR all Nominees

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has selected Ernst & Young LLP, or Ernst & Young, to audit the consolidated financial statements of the Company as of December 30, 2014, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the selection of Ernst & Young.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Certificate of Incorporation nor the Company’s bylaws require that stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young, but may, nonetheless, retain Ernst & Young as the Company’s independent registered public accountants. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 30, 2014. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 30, 2014

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names, ages and background information of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. Please refer to the Company’s 2013 Annual Report on Form 10-K for biographical information pertaining to the Company’s executive officers and other key employees.

Nominees

Name and Experience	Age	Class

David B. Barr has served as a member of the Board of Directors since July 2012. Mr. Barr served as a member of the Company’s Advisory Board from 2008 to July 2012. Mr. Barr has been the Chairman of the Board of Directors of PMTD Restaurants LLC and its affiliates, a franchisee of KFC, since 1998. Mr. Barr has also been Chairman of the board of directors of Rita Restaurant Corp., the owner and operator of Don Pablo’s Mexican Restaurants and Hops Grill and Brewery since 2008, in addition to having served on the board of the prior owner. Mr. Barr also serves on the boards of directors of Mrs. Fields Original Cookies, Inc. (owner of the Ms. Fields and TCBY brands), and Charles & Colvard Ltd., and was previously the Chairman of the board of directors of Samuels Jewelers, Inc. from 2000 to 2006. From 1994 to 2008, Mr. Barr served as the Chief Financial Officer and then Chief Executive Officer of the Great American Cookie Company, a franchisor and operator of cookie stores. Mr. Barr began his career with Price Waterhouse in 1986 where he worked until 1991 when he left to join the finance department of Pizza Hut, Inc. Mr. Barr was a licensed certified public accountant in the State of Georgia and a member of the American Institute of Certified Public Accountants from 1991 to 2003. Mr. Barr currently sits on the board of directors of International Franchise Association and the advisory board of the McIntire School of Commerce at the University of Virginia.

Mr. Barr brings extensive knowledge of the restaurant industry to the Board of Directors from his experience with a number of restaurant and retail concepts. His board service for various companies, including as chairman, provides valuable insight to the Board regarding the dynamics and interactions of a board of directors. Mr. Barr’s financial background assists the Board in understanding their responsibilities for our public company reporting of financial information. His prior service on the Company’s Advisory Board also provides Mr. Barr with working knowledge of the Company’s business and operations.

	50	II

William Lamar, Jr. has served as a member of our Board of Directors since December 2013. Mr. Lamar retired from his position as Chief Marketing Officer of McDonald’s USA in 2008. In 24 years with McDonald’s, he held various roles including National Marketing Director and Regional Marketing Director. Prior to joining McDonald’s, Mr. Lamar was a Vice President of Burrell Advertising. Mr. Lamar is a member of the Board of Directors of Sionicmobile, Chairman Elect of the 100 Black Men of Atlanta, Inc. and Chairman of the Atlanta Football Classic.

Mr. Lamar brings extensive knowledge of the restaurant industry to the Board of Directors from his experience in various roles within McDonald’s USA. Mr. Lamar’s marketing and consumer analysis background also provides valuable management experience to the Board’s collective knowledge.

	61	II

Continuing Directors

Name and Experience	Age	Class

Norman J. Abdallah has served as a member of the Board of Directors since July 2012. Mr. Abdallah served as a member of our Advisory Board from March 2011 to July 2012. Since December 2013, Mr. Abdallah has served as Chief Executive Officer of Counter Concepts, LLC. From May 2013 through December 2013 Mr. Abdallah served as interim Chief Executive Officer of Dinosaur Bar-B-Que. Mr. Abdallah formerly served as the Chief Executive Officer of Romano’s Macaroni Grill, from 2010 through April 2013. Mr. Abdallah has also served as a member of the Board of Directors of California Pizza Kitchen, Inc. since 2011. Prior to joining Romano’s Macaroni Grill, Mr. Abdallah served as Chief Executive Officer of Restaurants Unlimited Inc., a privately-held multi-concept restaurant company, from 2009 to 2010. Prior to joining Restaurants Unlimited, Mr. Abdallah served as the Chief Executive Officer and Co-Founder of Fired Up, Inc., the parent company of U.S.-based casual dining concept Carino’s Italian, from 1997 to 2008.

Mr. Abdallah brings extensive knowledge of the restaurant industry to the Board of Directors from his experience with a number of national restaurant concepts. In addition, Mr. Abdallah’s service as a chief executive officer of various other restaurant holding companies contributes valuable management experience to the Board’s collective knowledge. His prior service on the Company’s Advisory Board also provides Mr. Abdallah with a working knowledge of the Company’s business and operations.

	51	III

Richard L. Davis has served as a member of our Board of Directors since July 2012. Mr. Davis served as a member of our Advisory Board from 2011 to July 2012. Mr. Davis has also served as a member of the board of directors of Bi-Lo Holdings, LLC, a 684-unit grocery company controlled by Lone Star Fund, since 2011. Mr. Davis’ 40 year business career has been devoted to managing and developing various businesses in retail, printing services and the restaurant and entertainment industries. Mr. Davis was the founder and owner of Main Street Crossing, a restaurant and live entertainment venue, JoeAuto, a chain of auto repair shops, Extreme Logic, a software training company and Night-Rider Overnight Copy Service, a printing business. Mr. Davis was the CEO of CCG Venture Partners from 1992 to 2010 and served in an Advisory Board capacity in 2011 for Del Frisco’s.

Mr. Davis’ extensive experience in business development across a wide range of industries allows him to provide insight to the Board of Directors regarding developing and implementing strategies for growing our business. His prior service on the Company’s Advisory Board also provides Mr. Davis with working knowledge of the Company’s business and operations.

	61	III

Mark S. Mednansky has served as Chief Executive Officer since March 2007 and has served as a member of our Board of Directors since July 2012. Prior to becoming our Chief Executive Officer in December 2006, Mr. Mednansky served in senior management roles with Lone Star Steakhouse & Saloon, Inc. From 2005 until March 2007, Mr. Mednansky was the Chief Operating Officer of several Lone Star Steakhouse & Saloon restaurant concepts, including Del Frisco’s and Sullivan’s. Mr. Mednansky also served as Vice President of Operations of the Del Frisco’s and Sullivan’s concepts from 2000 to 2005 and President of the Texas Land & Cattle concept from 2003 to 2006. Mr. Mednansky has over 35 years of restaurant industry experience and 25 years of experience as a senior operations manager. Prior to joining Lone Star Steakhouse & Saloon, Inc., he was Director of Operations for Big Four Restaurants from 1997 to 1998, Director of Culinary Services for Dial Corp. from 1990 to 1997 and Area Manager for Big Four Restaurants from 1985 to 1990.

As our Chief Executive Officer, Mr. Mednansky brings a deep understanding of the Company’s business, industry, operations and strategic plan to the Board of Directors. Mr. Mednansky also has extensive institutional knowledge gained through his more than 13 years of experience with the Del Frisco’s and Sullivan’s concepts. In addition, Mr. Mednansky’s other senior leadership and restaurant experience enables him to provide valuable insight and guidance to the Board on our industry as a whole. Mr. Mednansky’s Board service also provides a direct open channel of communication between the Board and senior management.

	57	III

Meetings of the Board of Directors

The Board of Directors holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as the Board of Directors deems necessary or desirable to carry out its responsibilities. The Board of Directors held ten meetings in fiscal 2013. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Board of Directors has a policy that directors are expected to attend the annual meetings of stockholders.

Director Compensation

During 2013, we paid an annual retainer of $15,000 per year to each independent director for his or her services, with an additional $15,000 annual fee for service as the chairperson of the Board or any of the Board’s committees. We also pay our independent directors an additional fee of $1,500 for each meeting attended in person and $250 for each meeting attended telephonically. Upon the consummation of our initial public offering in July 2012 and on the first anniversary of our initial public offering, each of our independent directors received an option to purchase 18,000 shares of our common stock, vesting in four equal installments from the first anniversary of the date of grant.

During 2013, the Compensation Committee of the Board engaged an independent compensation consultant, Aon Hewitt, to perform a board compensation study. Following the completion of this study, in order to provide compensation that is in line with that provided to the directors of similarly situated companies, effective in 2014, we increased the annual retainer to $30,000 per year to each independent director for his or her services, with an additional $15,000 annual fee for service as the chairperson of the Board or Audit Committee; $10,000 as chairperson of the Compensation Committee; and $7,500 as chairperson of the Nominating and Corporate Governance Committee. Additionally, effective in 2014, each independent director will receive annual stock-based compensation with a value of approximately $55,000.

Our non-independent directors, including Mr. Mednansky, did not receive any compensation for their services as directors. Mr. Mednansky’s compensation for services rendered as our Chief Executive Officer is disclosed in the Summary Compensation table below.

Director Compensation Table

The following table sets forth information concerning the compensation of our independent directors for the fiscal year ended December 31, 2013.

Name	Fees earned or paid in cash ($)(1)	Option Awards ($)(2)	Total
Norman J. Abdallah	21,000	151,844	172,844
David B. Barr	37,000	151,844	188,844
Richard L. Davis	23,500	151,844	175,344
William Lamar, Jr.(3)	—	—	—

(1)	These amounts represent all meeting attendance fees and the annual retainer earned by each director as well as Mr. Barr’s annual fee for his service as the chairman of our audit committee,
(2)

These amounts represent the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for options awarded in 2013 to our independent directors. See note 15 in the notes to our consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on February 28, 2014, or the 2013 10-K. Each independent director was granted an option to purchase 18,000 shares at an exercise price of $21.26 per share, vesting in four equal installments on each of July 26, 2014, July 26, 2015, July 26, 2016 and July 26,

2017. As of December 31, 2013, all of these grants remained unvested and outstanding. As of December 31, 2013, each of Messrs. Abdallah, Barr and Davis held 36,000 outstanding options and Mr. Lamar held no outstanding options.
(3)	Mr. Lamar was appointed to the Board on December 16, 2013 and did not receive any compensation during 2013.

Controlled Company Exemption

Because our prior majority stockholder and its affiliates, which we refer to as Lone Star Fund, controlled more than 50% of our common stock until the completion of a secondary public offering on July 31, 2013, we were a “controlled company” within the meaning of the corporate governance standards of the NASDAQ Global Select Market, or NASDAQ, until such date. Accordingly, we previously availed ourselves of the “controlled company” exception available under the NASDAQ rules which eliminated certain requirements, such as the requirements that a company have a majority of independent directors on its board of directors, that compensation of the executive officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominations committee comprised solely of independent directors. Upon ceasing to be a controlled company, we became subject to these provisions within certain transition periods specified in the NASDAQ rules. We are now fully compliant with all of the NASDAQ corporate governance standards, including those listed above.

Director Independence

The Board of Directors has affirmatively determined that each of Messrs. Abdallah, Barr, Davis and Lamar is independent under NASDAQ rules. NASDAQ’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent.

Board Leadership Structure

The Company’s Principles of Corporate Governance provide that the Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, as a result of the resignation of our former Chairman on December 31, 2013, the roles have been temporarily combined and the Board is led by an acting Chairman, Mr. Mednansky, who is also our Chief Executive Officer. The Board believes that presently, while it searches for other qualified director candidates, including one who qualifies to serve as Chairman, it is in the best interests of the Company for Mr. Mednansky to serve as both Chief Executive Officer and acting Chairman. The Board believes that this approach is appropriate and in the best interests of stockholders under the current circumstances because the Chief Executive Officer is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other executive officers and leading implementation of the Company’s strategic plans as approved by the Board. Additionally, in the short term, this structure provides a well-functioning and effective balance between strong leadership and appropriate safeguards and oversights by the independent directors. In addition, the Board believes this structure is appropriate for the Company given the circumstances as the Chief Executive Officer is the person most knowledgeable about the Company and its business and is therefore the individual best able to provide guidance for productive Board meetings. Our Principles of Corporate Governance, however, provide us with the flexibility to separate these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by different people, which the Board expects to do once a qualified candidate has been identified and appointed to the Board. This provides our Board of Directors with flexibility to determine whether the two roles should be separated in the future based on our Company’s needs and our Board of Directors’ assessment of our leadership structure from time to time.

In addition, pursuant to the Company’s Principles of Corporate Governance, the independent directors may appoint an independent director to serve as the lead independent director for a period of time as determined by the independent directors as a group. The lead independent director’s responsibilities will include such responsibilities delegated thereto by the Board, and may also include: presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; approving information sent to the Board; approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; serving as liaison between the Chairman and the independent directors; and being available for consultation and communication with major stockholders upon request. Any lead independent director shall have the authority to call executive sessions of the independent directors. To the extent Mr. Mednansky remains acting Chairman for more than a short period of time following the meeting the independent directors will consider appointing a lead independent director.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Committees of the Board of Directors

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees is governed by a charter adopted by the Board of Directors. These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committee’s role in supporting the Board of Directors and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s website at www.dfrg.com by following the links to “Investor Relations” and “Governance” or upon written request to the Company, as set forth under “Corporate Governance — Availability of Documents” below.

Audit Committee — The primary responsibilities of the Audit Committee are to oversee the accounting and financial reporting processes of our company as well as our subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others, and the system of internal controls established by management and the Board of Directors. The Audit Committee oversees the independent auditors, including their independence and objectivity. However, the Committee members do not act as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

From December 26, 2012 to May 21, 2013, the Audit Committee consisted of Ms. Jodi L. Cason and Messrs. Barr and Davis, with Mr. Barr serving as chair. Since May 21, 2013, the Audit Committee has been comprised of Messrs. Abdallah, Barr and Davis, with Mr. Barr serving as chair. The Board of Directors has determined that each of Messrs. Abdallah, Barr and Davis is independent, as defined under and required by the federal securities laws and the NASDAQ rules. The Board of Directors has determined that Mr. Barr qualifies as an audit committee financial expert under the federal securities laws and that each member of the Audit Committee has the financial sophistication required under NASDAQ rules. While Ms. Cason served on the Audit Committee, the Company was relying on the exemption set forth in SEC rule 10A-3(b)(1)(iv)(A) that provides for a one-year transition period before the audit committee of a newly public company is required to be comprised solely of independent directors; however, the Company did not believe its reliance on this exemption materially adversely affected the ability of the Audit Committee to act independently because the Audit Committee was never comprised of less than a majority of independent directors since the initial public offering. The Audit Committee was comprised entirely of independent directors in accordance with the rules of the SEC and NASDAQ. The Audit Committee held four meetings during fiscal 2013.

Compensation Committee — The primary responsibilities of the Compensation Committee are to periodically review and approve the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. The Compensation Committee also administers and has discretionary authority over the issuance of stock awards under the Company’s 2012 Long-Term Incentive Plan, or the 2012 Plan. The Compensation Committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under the 2012 Plan. Even where the Compensation Committee does not delegate authority, our executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of grants of stock option, restricted stock and other forms of stock-based compensation.

From December 26, 2012 to December 31, 2012, the Compensation Committee was comprised of Mses. Melissa Hubbell and Jennifer Lamprecht and Mr. Abdallah, with Ms. Hubbell serving as chair. Following Mses. Hubbell and Lamprecht’s resignation from the Board on December 31, 2012 through December 9, 2013, the Compensation Committee was comprised of Messrs. Bradley P. Boggess, Jeffrey B. Ulmer and Abdallah, with Mr. Boggess serving as chair. Following Mr. Ulmer’s resignation from the Board on December 9, 2013 through December 16, 2013, the Compensation Committee consisted of Messrs. Boggess and Abdallah, with Mr. Boggess serving as chair. Following Mr. Lamar’s appointment to the Board on December 16, 2013, the Compensation Committee consisted of Messrs. Boggess, Abdallah and Lamar, with Mr. Boggess serving as chair. Following Mr. Boggess’s resignation from the Board on December 31, 2013, the Compensation Committee has been comprised of Messrs. Abdallah and Lamar, with Mr. Abdallah serving as chair. The Board has determined that Messrs. Abdallah and Lamar are independent under NASDAQ rules. None of Ms. Hubbell or Lamprecht or Mr. Boggess or Ulmer was independent. However, as discussed under “— Controlled Company Exemption” above, while the Company qualified as a controlled company and for a certain period of time thereafter, it was not required to have a compensation committee comprised of independent directors under NASDAQ rules. The composition of the Compensation Committee consisted of entirely of independent directors in accordance with NASDAQ rules following loss of our controlled company status. The Compensation Committee held three meeting in fiscal 2013.

Compensation Committee Interlocks and Insider Participation — During the last completed fiscal year, Messrs. Abdallah, Boggess, Lamar and Ulmer served as members of our Compensation Committee. None of these directors or our executive officers currently serves or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors. For a description of the transactions between us and members of the compensation committee, and entities affiliated with such members, see the transactions described under “Certain Relationships and Related Party Transactions” below.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions. The committee makes recommendations to the Board of Directors regarding director candidates and assists the Board of Directors in determining the composition of the Board and its committees. From December 26, 2012 to August 9, 2013, the Nominating and Corporate Governance Committee was comprised of Messrs. Davis, John R. Kinzer and Loughlin, with Mr. Loughlin serving as chair. Following Mr. Kinzer’s resignation from the Board on August 9, 2013 through December 9, 2013, the Nominating and Corporate Governance Committee was comprised of Messrs. Davis, Barr and Loughlin, with Mr. Loughlin serving as Chair. Following Mr. Lamar’s appointment to the Board on December 16, 2013 through December 31, 2013, the Nominating and Corporate Governance Committee was comprised of Messrs. Loughlin, Barr, Davis and Lamar, with Mr. Loughlin serving as chair. Following Mr. Loughlin’s resignation from the Board on December 31, 2013, the Nominating and Corporate Governance Committee has been comprised of Messrs. Barr, Davis and Lamar, with Mr. Lamar serving as chair. Neither Mr. Kinzer or Loughlin was an independent director. However, as discussed under “— Controlled Company Exemption” above, while the Company qualified as a controlled company and for a certain period of time thereafter, it was not required to have a compensation committee comprised of independent directors under NASDAQ rules. The composition of the Nominating and Corporate Governance Committee consisted of entirely of independent directors in accordance with NASDAQ rules following loss of our controlled company status. The Board has determined that Mr. Barr, Davis and Lamar are independent under NASDAQ rules. The Nominating and Corporate Governance Committee held two meeting in fiscal 2013.

Director Nomination Procedures

The Board of Directors believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors’ membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board on the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “— Committees of the Board of Directors — Nominating and Corporate Governance Committee” below. For incumbent directors, the factors also include past performance on the Board of Directors and its committees. Additionally, our bylaws permit stockholders to nominate director candidates for consideration at the annual meeting of stockholders as discussed in greater detail under “Stockholder Proposals” below. The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates nominated by stockholders as the one it uses to evaluate candidates it otherwise identifies.

Contacting the Board of Directors

You can contact the Board of Directors to provide comments, to report concerns, or to ask a question, at the following address: Corporate Secretary, Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Ave., Suite 100, Southlake, TX 76092. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

You may also communicate online with our Board of Directors as a group through our corporate webpage, www.dfrg.com, by following the lines to “Investor Relations,” “Corporate Governance” and “Contact the Board.”

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the SEC and NASDAQ. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its stockholders.

The Board of Directors has approved Principles of Corporate Governance for the Company. The Principles of Corporate Governance address, among other things:

•	The role of the Board of Directors;

•	The composition of the Board of Directors, including size and membership criteria;

•	Service on other boards and audit committees;

•	Functioning of the Board, including regularly held meetings and executive sessions of independent directors;

•	Structure and functioning of the committees of the Board;

•	Director access to management, employees and advisors;

•	Director compensation;

•	Succession planning; and

•	Board and committee performance evaluations.

Codes of Ethics

In addition to the Principles of Corporate Governance, the Board of Directors has adopted a Code of Ethics and Business Conduct. The Code of Ethics, along with the Principles of Corporate Governance, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest, and provides mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.dfrg.com.

Availability of Documents

The full text of the Principles of Corporate Governance, the Code of Ethics and Business Conduct, the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and the other corporate governance materials described in this Proxy Statement are accessible by following the links to “Investor Relations” and “Corporate Governance” on the Company’s website at www.dfrg.com. The Company will furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Avenue, Suite 100, Southlake, Texas 76092, Attention: Investor Relations.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee hereby reports as follows:

1.	Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.	The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2013 Annual Report on Form 10-K.

3.	The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young, the overall scope of and plans for its audit. The Audit Committee has met with Ernst & Young, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T.

4.	The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

5.	Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

David B. Barr, Chair

Norman J. Abdallah

Richard L. Davis

Audit and Non-Audit Fees

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated.

	2013	2012
Audit fees	$450,045	$410,085
All other fees	208,821	684,138

Total	$658,866	$1,094,223

Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

All Other Fees — Consist of fees for professional services provided in connection with the preparation of the initial public offering and subsequent offerings of the Company’s stock as well as the registration of the Company’s long-term equity compensation plan.

Pre-Approval Policies and Procedures

In connection with our initial public offering, the Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services which the Company’s independent registered public accounting firm provides. The policy balances the need to ensure the independence of the Company’s independent registered public accounting firm while recognizing that in certain situations the Company’s independent registered public accounting firm may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our initial public offering, pursuant to the policies and procedures described above.

EXECUTIVE COMPENSATION

Overview

The compensation provided to our Chief Executive Officer and our two other most highly compensated executive officers during fiscal 2013, or collectively, the Named Executive Officers, is set forth in detail in the tables and narratives that follow this section.

Our Named Executive Officers for fiscal 2013 were:

•	Mark S. Mednansky, Chief Executive Officer;

•	Thomas J. Pennison, Jr., Chief Financial Officer; and

•	Jeffrey F. Carcara, Chief Operating Officer

The Company does not directly employ any individuals. All of our corporate-level employees, including our Named Executive Officers, are employed and compensated by Center Cut Hospitality, Inc., a direct, wholly-owned subsidiary of the Company, or CCH. Nevertheless, our Board of Directors has retained final oversight and responsibility with respect to the compensation provided to the employees of CCH. The compensation of our executive officers is determined by our Compensation Committee and approved by the Board of Directors.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Named Executive Officers and paid by CCH during the fiscal years ended December 25, 2012 and December 31, 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark S. Mednansky	2013	400,000	—	843,580	—	5,291,451	6,535,031
Chief Executive Officer	2012	400,000	—	918,210	200,000	997,486	2,515,696

Thomas J. Pennison, Jr.	2013	265,380	—	548,327	—	2,720,376	3,534,083
Chief Financial Officer	2012	250,000	—	409,700	125,000	516,027	1,300,727

Jeffrey F. Carcara	2013	215,000	98,750	548,327	—	34,498	896,575
Chief Operating Officer	2012	25,669	—	503,651	8,565	44,565	582,450

(1)	Amounts represent the award of a discretionary bonus in recognition of Mr. Carcara’s valuable contributions to our corporate performance results and includes $45,000 in payments made in respect of transaction bonus amounts initially payable to Mr. Mednansky under his transaction bonus arrangement. See “— Narrative to Summary Compensation Table — Payments in Connection with Public Offerings” below.
(2)	Amount represents the aggregate grant date fair value, calculated in accordance with ASC Topic 718, for awards of options. See note 15 in the notes to our consolidated financial statements for the year ended December 31, 2013 included in the 2013 10-K.
(3)	Amount represents payments earned under the Company’s annual cash incentive bonus program described in greater detail under “— Narrative to Summary Compensation Table — Non-Equity Incentive Plan Awards” below.

(4)	Individual breakdowns of amounts included in “All Other Compensation” for the fiscal year ended December 31, 2013 are as follows:

Name	Company Matching Contributions to Deferred Compensation Plan ($)	Health and Life Insurance Premiums ($)	Car Benefits ($)	Relocation Allowance ($)	Transaction Bonus ($)(A)	Total All Other Compensation ($)
Mark S. Mednansky	60,000	17,187	—	—	5,214,264	5,291,451
Thomas J. Pennison, Jr.	22,173	11,571	12,000	—	2,674,632	2,720,376
Jeffrey F. Carcara	8,600	11,571	—	14,327	—	34,498

(A)	Amount represents transaction bonus payments made to Messrs. Mednansky and Pennison by Wagon. See “— Narrative to Summary Compensation Table — Payments in Connection with Public Offerings” below.

Narrative to Summary Compensation Table

Employee Agreements — All of our Named Executive Officers have either an employment agreement or a letter agreement.

Mr. Mednansky — Pursuant to a February 7, 2011 employment agreement entered into between CCH and Mr. Mednansky, Mr. Mednansky’s annual base salary is set at $400,000. This salary is subject to review by the Board of Directors annually in the first quarter of each year and may be increased at the Board’s discretion. In addition, pursuant to this employment agreement, Mr. Mednansky is entitled to participate in all bonus compensation plans, in accordance with the terms of such plans. The target level for his annual bonus is to be at least 50% of his annual salary, but entitlement to any such bonus and the amount of any bonus actually paid to Mr. Mednansky is to be determined by the Board in its good faith discretion. For each of 2012 and 2013, Mr. Mednansky’s target bonus level was set at 50% of his annual base salary. Mr. Mednansky’s employment agreement also provides for certain perquisites, including an automobile allowance of up to $1,000 per month or use of a Company car, Company-paid medical and life insurance and reimbursement of relocation costs incurred in connection with his transfer to the Company’s headquarters in Southlake, Texas. In addition, Mr. Mednansky participates in the Company’s Transaction Bonus Plan, as further discussed below under “— Payments in Connection with Public Offerings — Transaction Bonuses.”

Mr. Pennison — On October 17, 2011, Mr. Pennison entered into an employment agreement to serve as the Company’s Chief Financial Officer. Pursuant to the employment agreement, Mr. Pennison was entitled to a base salary of $250,000. This salary is subject to review by the Board of Directors annually in the first quarter of each year and may be increased at the Board’s discretion. During 2013, Mr. Pennison’s base salary was increased to $275,000. In addition, pursuant to this employment agreement, Mr. Pennison is entitled to participate in the Company’s annual incentive plan, with a potential target bonus level set at 50% of his annual base salary, subject to achievement of various performance criteria, and further subject to the Board’s discretion. For each of 2012 and 2013, Mr. Pennison’s target bonus level was set at 50% of his annual base salary. Pursuant to his employment agreement, Mr. Pennison is entitled to certain other benefits, including Company-paid life and health insurance benefits, an automobile allowance not to exceed $1,000 per month and reimbursement for up to $50,000 of relocation and temporary living expenses in connection with his relocation to Southlake, Texas. In addition, Mr. Pennison is entitled to participate in the Company’s Transaction Bonus Plan, as further discussed below under “— Payments in Connection with Public Offerings — Transaction Bonuses.”

Mr. Carcara — On November 13, 2012, Mr. Carcara entered into an employment agreement to serve as the Company’s Chief Operating Officer. Pursuant to the employment agreement, Mr. Carcara was entitled to a base salary of $215,000. This salary is subject to review by the Board of Directors annually in the first quarter of each year and may be increased at the Board’s discretion. Mr. Carcara’s base salary was increased to $250,000 in 2014. In addition, the Agreement provides that Mr. Carcara is entitled to participate in all Company bonus compensation plans and that his target bonus shall be at least 50% of his annual base salary. Pursuant to his employment agreement, Mr. Carcara is entitled to certain other benefits, including Company-paid life and health insurance benefits and will be reimbursed for all reasonable relocation and temporary living expenses incurred within the first twelve months of his employment.

Equity Incentive Plan Awards — Each of our Named Executive Officers participated in our 2012 Plan during the fiscal year ended December 31, 2013. As described below in the “Outstanding Equity Awards at 2013 Year End” table, following our initial public offering, Mr. Mednansky was granted an option to purchase 190,500 shares and Mr. Pennison was granted an option to purchase 85,000 shares. Each of these options has an exercise price of $13.00 per share of common stock, which was equal to the initial public offering price. Each of these grants was made on July 26, 2012 and each award will vest in four equal installments on each of the first four anniversaries of the date of grant, subject to the holders’ continued employment with the Company. Following his hiring, on November 26, 2012, Mr. Carcara was granted an option to purchase 85,000 shares with an exercise price of $13.91, the closing price on the date of grant, which will vest in four equal installments on each of the first four anniversaries of the date of grant, subject to the holders’ continued employment with the Company. On July 26, 2013, Mr. Mednansky was granted an option to purchase 100,000 shares and Messrs. Pennison and Carcara were each granted an option to purchase 65,000 shares. Each of these options has an exercise price of $21.26 per share of common stock, the closing price on the date of grant, and each award will vest in four equal installments on each of the first four anniversaries of the date of grant, subject to the holders’ continued employment with the Company.

Non-Equity Incentive Plan Awards — We have an annual cash incentive bonus program in which certain corporate-level employees of the Company and its subsidiaries, including CCH, participate. Under this program, all participants, including our Named Executive Officers, are eligible to receive an annual performance-based bonus equal to a target percentage of their annual salary, based upon their corresponding level of individual responsibility within the organization. Whether an individual’s target is achieved depends upon whether various financial performance metrics tied to each individual’s responsibilities (such as adjusted EBITDA, revenue, etc.) are satisfied. Mr. Mednansky then recommends a discretionary upward or downward adjustment to each individual’s target bonus (other than his own) based upon such individual’s overall performance and contributions over the prior year. Mr. Mednansky’s recommendations are reviewed by the Compensation Committee, which retains final discretion in determining the amount of any bonuses actually paid.

Pursuant to his February 7, 2011 employment agreement, Mr. Mednansky’s annual target bonus opportunity under the Company’s current bonus compensation plan is at least 50% of his annual base salary, but entitlement to any such bonus actually paid to Mr. Mednansky is to be determined by the Board in its good faith discretion. Pursuant to Mr. Pennison’s October 17, 2011 employment agreement, he is eligible for a target annual incentive plan bonus of 50% of his annual base salary, subject to achievement of various performance criteria, and further subject to the Board’s discretion. Pursuant to Mr. Carcara’s November 13, 2012 employment agreement, he is eligible for a target annual incentive plan bonus of 50% of his annual base salary, subject to achievement of various performance criteria, and further subject to the Board’s discretion.

We determine performance measures and their associated weightings for each executive based on such executive’s areas of primary responsibility and ability to influence the Company’s financial results.

For 2013, bonuses were determined for each of Messrs. Mednansky, Pennison and Carcara, in whole or in part, as applicable, based on achievement of targets for both adjusted EBITDA and achievement of certain revenue targets.

The Compensation Committee determined that each Named Executive Officer did not achieve his respective quantitative targets under the annual incentive plan for 2013. As such, no bonuses were paid in respect of 2013 performance under the non-equity incentive plan. The Compensation Committee did however approve a $53,750 discretionary cash incentive bonus to Mr. Carcara for 2013 in recognition of his valuable contributions to our corporate performance results.

Payments in Connection with Public Offerings

LSF5 Wagon Holdings, LLC Class B and Class C Interests — Lone Star Fund provided long-term incentives to Mr. Mednansky by allowing him to purchase Class B interests in LSF5 Wagon Holdings, LLC, the Company’s former controlling stockholder, or Wagon, and by granting equity incentive awards in the form of Class C Interests in that entity. Mr. Mednansky acquired Class B and Class C Interests in 2007 pursuant to a subscription agreement. The Class B Interests were fully vested upon issuance and had a stated return, but do not participate in any increase in the value of our business. The Class C Interests, however, were designed to enable Mr. Mednansky to participate in any appreciation of our business by conditioning a portion of the vesting on the achievement of certain performance targets. As of December 31, 2011, Mr. Mednansky was 100% vested in his Class C interests.

Mr. Mednansky’s Class C Interests entitled him to 3.5% of Wagon’s total value in excess of amounts used to pay a 12% preferred return on Class A and Class B Interests and return of all members’ unrecovered capital contributions. However, as discussed below under “— Transaction Bonuses,” if Mr. Mednansky received, over time, transaction bonuses with an aggregate value greater than the value of his Class C Interests at of the time of any liquidation of Wagon, then, pursuant to his transaction bonus agreement with Wagon discussed under “— Transaction Bonuses” below, Mr. Mednansky’s Class C interests will not have any value or be entitled to any payment upon any such liquidation.

Additionally, pursuant to a February 14, 2011 letter agreement between Wagon and Mr. Mednansky, in the event of a public offering or a secondary public offering of the Company after which Wagon’s direct or indirect ownership of the Company’s common equity is 50% or less or in the event of a sale of the Company, Mr. Mednansky could have required Wagon to purchase his Class B interests in Wagon for $350,000 minus all distributions of available cash paid to him on any date before the transaction is consummated. This payment is conditioned upon Mr. Mednansky’s execution of a release and that he is employed by CCH on the payment date (which may be 75 days after the relevant offering or sale is consummated). During 2013, Mr. Mednansky received $638,140 directly from Wagon related to the Class B interests.

Transaction Bonuses — Messrs. Mednansky and Pennison were also eligible pursuant transaction bonus agreements with Wagon dated October 21, 2011 and October 17, 2011, respectively, to receive transaction bonuses payable by Wagon in connection with certain change of control transactions, provided that the executive is employed by CCH on the date the applicable transaction is consummated, or the Transaction Date. However, as of December 10, 2013, Wagon no longer owned any direct or indirect interest in the Company. As such, no future transaction bonuses will be payable under the transaction bonus agreements. Set forth below is a description of the terms of the transaction bonus agreements applicable to the three secondary offerings conducted during 2013 in connection with which Messrs. Mednansky and Pennison were entitled to the payments described below.

Upon the occurrence of an eligible transaction, Mr. Mednansky was entitled to receive 45%, subject to a 5% increase in the Company’s sole and absolute discretion, of a total bonus pool calculated based on the valuation of the Company, net of any borrowed money. Mr. Pennison was entitled to receive 20%, subject to a 5% increase in the Company’s sole and absolute discretion, of this bonus pool. The total bonus pool was calculated based on a formula set forth in the transaction bonus agreements. In the case of a qualified public offering, the value of the bonus pool would be reduced pro rata to reflect Wagon’s outstanding direct or indirect ownership interest in the Company immediately following such offering.

Under the transaction bonus agreements, if Messrs. Mednansky and Pennison were entitled to bonus payments in connection with a qualified public offering and Wagon or its successors maintained any direct or indirect ownership interest in the Company following such offering, as occurred with respect to the first two of the three completed secondary public offerings, then Messrs. Mednansky and Pennison would be eligible for additional, future transaction bonus payments from Wagon in the event of subsequent qualified secondary public offerings until Wagon no longer has any direct or indirect ownership interest in the Company. In order to receive the payments, Messrs. Mednansky and Pennison were required to, as of the time of the applicable offering, (i) be employed with CCH or any successor or acquirer of the Company’s business; (ii) not have breached or violated the terms of their employment agreements or any other obligation to the Company; (iii) have executed and delivered to the Company a release and award termination instrument; and (iv) have been entitled to transaction bonuses with respect to prior secondary offerings, if any.

Although entitled to $5,489,264 in aggregate transaction bonuses during 2013 in connection with the three secondary offerings of the Company’s common stock owned by Wagon, Mr. Mednansky requested an aggregate of $275,000 in reductions in the amounts payable by Wagon, with the understanding that the excess would be contributed to CCH, to be paid as discretionary bonuses to other key employees, including $45,000 which was paid to Mr. Carcara. Mr. Pennison was entitled to receive $2,744,632 in aggregate transaction bonuses in connection with the three offerings. Mr. Pennison requested an aggregate of $70,000 in reductions in the amounts payable by Wagon, with the understanding that the excess would be contributed to CCH, to be paid as discretionary bonuses to other employees who assisted with the offerings.

Outstanding Equity Awards at 2013 Year-End

The following table sets forth information concerning outstanding equity awards for each of our Named Executive Officers as of December 31, 2013.

	Option Awards
	Number of securities underlying unexercised options		Option exercise price ($)	Option expiration date
Name	Exercisable (#)	Unexercisable (#)
Mark S. Mednansky	47,625	142,875	$13.00	7/26/22	(1)
	—	100,000	$21.26	7/26/23	(3)
Thomas J. Pennison, Jr.	21,250	63,750	$13.00	7/26/22	(1)
	—	65,000	$21.26	7/26/23	(3)
Jeffrey F. Carcara	21,250	63,750	$13.91	11/26/22	(2)
	—	65,000	$21.26	7/26/23	(3)

(1)	Remaining unvested options vest in three equal installments on the second, third and fourth anniversaries of July 26, 2012, the grant date.
(2)	Remaining unvested options vest in three equal installments on the second, third and fourth anniversaries of November 26, 2012, the grant date.
(3)	Options vest in four equal installments on the first, second, third and fourth anniversaries of July 26, 2013, the grant date.

Nonqualified Deferred Compensation Plan

CCH maintains the Del Frisco’s Restaurant Group Nonqualified Deferred Compensation Plan under which a select group of highly compensated management employees, generally employees who are at the level of district manager or above, may elect to defer a portion of their annual compensation, including base pay and/or bonuses. Employees who are eligible to participate in this plan are not eligible to participate in the Del Frisco’s Restaurant Group 401(k) Plan. The benefits under the deferred compensation plan are unfunded and evidenced by an account entry credited with the amount deferred each year plus earnings. However, all contributions by the employee and matching contributions by CCH are contributable to a grantor trust, which is invested in certain insurance policies. These assets, although not required by the plan, are segregated to pay benefits to the plan participants. In the event of CCH’s bankruptcy, these assets will be subject to the claims of CCH’s creditors. Each year, plan participants elect a percentage of pay they wish to defer for the following year. Additionally, CCH makes a matching contribution of 50% of a participant’s deferrals, up to the first 20% of a participant’s annual pay contributed to the plan. This matching contribution is also credited to a participant’s account under the plan. Matching contributions vest at a rate of 25% per year over four years. Participants may, consistent with applicable procedures, allocate the amount of deferral and Company contributions credited to their account to or between deemed investment alternatives offered by the plan for purposes of determining earnings on a participant’s account. The plan, however, has no obligation to actually invest any amounts in a participant’s account in these investment alternatives. Generally, a participant’s account balance will be distributed upon death, termination of employment, retirement or on a fixed date, subject to certain limitations. In addition, and in the sole discretion of the plan administration committee, a participant may receive a distribution of all or a portion of his or her account balance in the event of an unforeseen emergency. Each of our Named Executive Officers participated in the Nonqualified Deferred Compensation Plan in 2013. Matching contributions made by CCH in 2013 for each executive officer are set forth in footnote 4 to the “Summary Compensation Table” above.

Severance and Change of Control Arrangements

During fiscal 2013, Messrs. Mednansky, Pennison, and Carcara were eligible for severance benefits consisting of base salary continuation for a specified period under certain termination scenarios, as described below.

Mr. Mednansky — Under Mr. Mednansky’s February 7, 2011 employment agreement, upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability and that occurs prior to a Change in Control, each as defined below, Mr. Mednansky is entitled to continue to receive his base monthly salary for a period of 12 months and payment of his medical premiums for 12 months for the medical coverage that was in effect under CCH’s benefit plans immediately prior to such termination or resignation, provided that he receives COBRA benefits during this period. Upon a termination without Cause or a resignation for Good Reason that occurs within 180 days following a Change in Control, Mr. Mednansky will be entitled to continue to receive his base monthly salary for a period of 18 months and payment of his medical premiums for 18 months for the medical coverage that was in effect under CCH’s benefit plans immediately prior to such termination or resignation, provided that he receives COBRA benefits during this period. All severance benefits payable upon a termination without Cause or a resignation for Good Reason are conditioned upon Mr. Mednansky’s execution of a separation agreement and general release of claims in favor of CCH and its affiliates.

Upon termination due to disability, Mr. Mednansky is entitled to receive 50% of his annual salary in addition to any disability insurance benefits received under CCH’s employee benefit plans, paid semi-monthly, in 12 equal installments.

CCH’s obligation to provide any of the severance benefits payable upon a termination without Cause, a resignation for Good Reason, or a termination due to disability will cease immediately in the event of Mr. Mednansky’s violation of the confidentiality, non-compete, or non-solicitation covenants contained in his employment agreement. In addition, Mr. Mednansky must repay CCH any such severance benefits received by him during the period of non-compliance with such confidentiality, non-compete and non-solicitation covenants, as determined by CCH in good faith.

Upon termination for any other reason, Mr. Mednansky is not entitled to any severance or other termination benefits, but only to payment of his accrued compensation through the date of termination.

For the purposes of Mr. Mednansky’s employment agreement:

•

“Cause” is defined as (i) a failure by Mr. Mednansky to substantially perform his material duties under his employment agreement or to devote his full time and effort to his position with CCH (other than as a result of death, injury, illness, or disability), which, if curable, is not cured within 30 days after receipt of written notice of such failure; (ii) failure by Mr. Mednansky to comply materially with all policies of CCH, which, if curable, is not cured within 30 days after receipt of written notice of such failure; (iii) commission by Mr. Mednansky of an illegal act or an act not within the ordinary course of his responsibilities that exposes CCH to a significant level of undue liability (explicitly excluding a use by the Company of Mr. Mednansky’s liquor license); (iv) Mr. Mednansky’s conviction or plea of guilty or nolo contendre to any felony; or (v) breach of the confidentiality or non-compete covenants contained in Mr. Mednansky’s employment agreement.

•

“Change in Control” is defined as either (i) the closing of a firm commitment underwritten public offering of common equity securities for gross cash proceeds to the issuer of at least $30,000,000, where the shares of the Company or CCH are listed on a national securities exchange or are quoted on NASDAQ; or (ii) the closing of a sale or transfer of all or substantially all of the assets of CCH in one or a series of transactions, the sale, exchange, or other disposition of a majority of the equity interests in the Company or CCH, or any transaction having similar effect (including, without limitation, a merger or consolidation), excluding certain sales or transfers within the Wagon’s controlled group.

•

“Good Reason” is defined as, without his consent, the relocation of his place of employment to a location more than 50 miles from his current location, a reduction in his base salary (other than a general cost reduction not exceeding 10%, that affects all salaried employees of CCH proportionally), a material breach by CCH of the employment agreement, or a material diminution in his title and/or duties, responsibilities or authority. Prior to any of the above qualifying as “Good Reason,” Mr. Mednansky must provide CCH with notice and a 30-day period to cure any of the above.

As of December 31, 2013, Mr. Mednansky held options to purchase 290,500 shares of common stock under the 2012 Plan, of which only 47,625 were vested. The vesting of these awards may be accelerated in connection with certain terminations following a Change of Control, as determined by the administrator of the 2012 Plan.

Mr. Pennison — Pursuant to his employment agreement with the Company, Mr. Pennison is entitled to similar severance and Change in Control benefits as those described and defined above with respect to Mr. Mednansky’s employment agreement.

As of December 31, 2013, Mr. Pennison held options to purchase 150,000 shares of common stock under the 2012 Plan, of which only 21,250 were vested. The vesting of these awards may be accelerated in connection with certain terminations following a Change of Control, as determined by the administrator of the 2012 Plan.

Mr. Carcara — Pursuant to his employment agreement with the Company, Mr. Carcara is entitled to similar severance and Change in Control benefits as those described and defined above with respect to Mr. Mednansky’s employment agreement.

As of December 31, 2013, Mr. Carcara held options to purchase 150,000 shares of common stock under the 2012 Plan, of which only 21,250 were vested. The vesting of these awards may be accelerated in connection with certain terminations following a Change of Control, as determined by the administrator of the 2012 Plan.

SECURITY OWNERSHIP

The following table presents information concerning the beneficial ownership of the shares of our common stock as of the Record Date by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and Named Executive Officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options and warrants that are exercisable or exercisable within 60 days of March 31, 2014 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Ave., Suite 100, Southlake, TX 76092.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholders
Baron Capital Group, Inc.(1)	2,063,470	8.7%
Wellington Management Company, LLP(2)	2,041,114	8.6%
Warren A. Stephens(3)	1,193,553	5.1%

Named Executive Officers
Mark S. Mednansky(4)	62,625	*
Thomas J. Pennison, Jr.(5)	23,250	*
Jeffrey F. Carcara(5)	21,250	*
Directors
Norman J. Abdallah(6)	4,500	*
David B. Barr(6)	4,500	*
Richard L. Davis(6)	4,500	*
William Lamar Jr.	—	*
All executive officers and directors as a group (7 persons)	120,625	*

*	Less than one percent
(1)	Information with respect to Baron Capital Group, Inc. is based solely on a review of the Schedule 13G filed with the SEC on February 14, 2014. According to this Schedule 13G, Baron Capital Group has shared voting power with respect to 2,063,470 shares of common stock, shared dispositive power with respect to 2,063,470 shares of common stock and sole voting power and sole dispositive power with respect to no shares of common stock. Baron Capital Group’s address is 767 Fifth Avenue, 49th Floor New York, NY 10153.
(2)	Information with respect to Wellington Management Company LLP is based solely on a review of the Schedule 13G filed with the SEC on February 14, 2014. According to this Schedule 13G, Wellington Management has shared voting power with respect to 1,372,258 shares of common stock, shared dispositive power with respect to 2,041,114 shares of common stock and sole voting power and sole dispositive power with respect to no shares of common stock. Wellington Management’s address is 280 Congress Street, Boston, Massachusetts 02210.
(3)

Information with respect to Warren A. Stephens is based solely on a review of the Schedule 13G filed with the SEC on February 14, 2014 (inclusive of Stephens Investment Management Group, LLC; Stephens Investments Holdings LLC and Stephens Inc.). According to this Schedule 13G, Warren A. Stephens has shared voting power with respect to 821,868 shares of common stock, shared dispositive power with respect to no shares of common stock and sole voting power with respect to 6,615 shares of common stock and sole dispositive power with respect to 1,193,553 shares of common stock. Warren A. Stephens’ address is 111 Center Street, Little Rock, Arkansas 72201.
(4)	Includes 47,625 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2014.
(5)	Includes 21,250 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2014.
(6)	Includes 4,500 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended December 31, 2013, except that Lone Star Fund did not timely file a Form 4 in respect of its sale of 4,750,000 shares of Common Stock in a secondary public offering that closed on March 13, 2013. The Form 4 was filed on April 12, 2013.

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part I, Item 1 — Business, in the Company’s 2013 10-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with our initial public offering we implemented a written policy pursuant to which our Board of Directors will review and approve transactions with our directors, officers and holders of more than 5% of our voting securities and their affiliates (each, a related party). Prior to approving any transaction with a related party, our Board of Directors will consider the material facts as to the related party’s relationship with the company or interest in the transaction. Related party transactions will not be approved unless the nominating and corporate governance committee has approved of the transaction. We did not have a formal review and approval policy for related party transactions at the time of any transaction described below.

Relationships with Lone Star Fund and its Affiliates

Generally — As discussed above under “The Board of Directors and its Committees — Controlled Company Exemption,” during a portion of fiscal 2013, Lone Star Fund owned greater than a majority of our outstanding common stock. For so long as Lone Star Fund and its affiliates beneficially owned greater than a majority of the voting power of our common stock, Lone Star Fund had the ability to direct the election of all of the members of our Board of Directors and exercised a controlling influence over our business and affairs. Mmes. Cason and Lamprecht and Messrs. Boggess, Kinzer, Loughlin and Ulmer, each a representative of Lone Star Fund, served as directors for some or all of fiscal 2013.

Lease Guarantees — In December 2006, Lone Star Fund acquired Lone Star Steakhouse & Saloon, Inc., which owned the Del Frisco’s and Sullivan’s concepts. We refer to this transaction in this Proxy Statement as the Acquisition. In the Acquisition, Lone Star Fund acquired not only the Del Frisco’s and Sullivan’s concepts, but also the Texas Land & Cattle and Lone Star Steakhouse & Saloon concepts. Lone Star Fund spun-off the subsidiaries that operated the Texas Land & Cattle and Lone Star Steakhouse & Saloon concepts as part of the restructuring. These entities, which along with their affiliate companies, or collectively, the Casual Dining Companies, were wholly-owned by Lone Star Fund and are therefore considered related parties of us. We do not have any ownership interest in them and they do not have any ownership interest in us. Lone Star Fund sold the Casual Dining Companies to DayStar Restaurant Group in December 2013.

Prior to the Acquisition, the Company guaranteed certain leases entered into by various operating subsidiaries of Lone Star Steakhouse & Saloon, including certain of the Casual Dining Companies. The Company continues to be a guarantor for five of these leases, which expire at various times through 2016. These guarantees would require payment by the Company only in an event of default by the Casual Dining Company tenant if it failed to make the required lease payments or perform other obligations under a lease. At December 31, 2013, the maximum potential amount of future lease payments the Company could be required to make as a result of the guarantees was approximately $1.4 million.

Transition Services Agreement — In connection with the initial public offering and the termination of the Company’s prior Asset Advisory Agreement with Lone Star Fund we also entered into a transition services agreement with affiliates of Lone Star Fund pursuant to which we will be provided certain insurance management, legal and benefits administration services at a cost of $200, $500, and $200 per hour, respectively, on an actual hours incurred basis. In 2013, we paid an aggregate of approximately $30,000 to an affiliate of Lone Star Fund under the transition services agreement. This agreement was terminated in the third quarter of 2013.

Registration Rights Agreement — The Company entered into a registration rights agreement with Lone Star Fund in connection with our initial public offering. The terms of the registration rights agreement included provisions for demand registration rights and piggyback registration rights in favor of Lone Star Fund. In 2013, we paid approximately $1.0 million in fees and expenses related to the registration of Lone Star Fund’s shares of common stock. This agreement terminated in December 2013 in connection with Lone Star Fund’s offering and sale of its last shares of Company common stock.

Director Indemnification Agreements

The Company’s Bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

STOCKHOLDERS’ PROPOSALS

Only stockholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, stockholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2015 annual meeting of stockholders must be submitted to the Company no earlier than January 14, 2015 and no later than February 13, 2015. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at our principal executive offices at Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Avenue, Suite 100, Southlake Texas 76092.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2015 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than December 2, 2014. If timely notice of a stockholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be addressed to: Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Avenue, Suite 100, Southlake Texas 76092, Attention: Investor Relations.

ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2013 can be found in the Company’s 2013 10-K. A copy of the 2013 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. The Company will furnish without charge a copy of the 2013 10-K, including the financial statements and any schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on March 31, 2014. The Company will also furnish copies of any exhibits to the 2013 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Del Frisco’s Restaurant Group, Inc., 930 S. Kimball Avenue, Suite 100, Southlake Texas 76092, Attention: Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Thomas J. Pennison, Jr.

Chief Financial Officer

Southlake, Texas

April 1, 2014

ANNUAL MEETING OF STOCKHOLDERS OF DEL FRISCO’S RESTAURANT GROUP, INC. May 14, 2014 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 14, 2014 The Proxy Statement and accompanying Annual Report to Stockholders are available at investor.dfrg.com/annuals.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230000000000000000 0 051414 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE E 1. To elect the two directors named in the Proxy Statement to hold office until the 2017 annual meeting; NOMINEES: LECTION OFTHE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR ALL NOMINEES O David B. Barr O William Lamar Jr. WITHHOLD FOR ALL NOMINEES AUTHORITY FOR (See ALL instructions EXCEPT below) 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 30, 2014. This proxy when properly executed will be voted as directed herein by the undersigned stockholder and in the discretion of the named proxies upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. FOR AGAINST

DEL FRISCO’S RESTAURANT GROUP, INC. Proxy for Annual Meeting of Stockholders on May 14, 2014 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Mark S. Mednansky and Thomas J. Pennison, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Del Frisco’s Restaurant Group, Inc, to be held on Wednesday, May 14, 2014, at 9:00 a.m., local time, at Del Frisco’s Grille, 1200 E. Southlake Blvd., Southlake, Texas 76092, and at any adjournments or postponements thereof, as stated on the reverse side. If you sign and return this proxy but no direction is made, this proxy will be voted FOR all nominees for director in Proposal 1, FOR Proposal 2 and in the discretion of the named proxies upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. (Continued and to be signed on the reverse side.) 14475